Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation or Organization

Acushnet Company	Delaware
AASI, Inc.	Delaware
Webb Acquisition Co.	Delaware
Acushnet FootJoy (Thailand) Limited	Thailand
Acushnet Cayman Limited	Cayman Islands
Acushnet International Inc.	Delaware
Acushnet Australia Pty. Ltd.	Australia
Acushnet Canada Inc.	Canada
Acushnet Korea Co., Ltd.	South Korea
Acushnet Hong Kong Limited	Hong Kong
Acushnet Golf Products Trading (Shenzhen) Co. Ltd.	China
Acushnet Japan, Inc.	Delaware
Acushnet Golf (Thailand) Limited	Thailand
Acushnet Malaysia Sdn. Bhd.	Malaysia
Acushnet New Zealand Limited	New Zealand
Acushnet Singapore Pte Ltd.	Singapore
ACTM LLC	Delaware
Acushnet Netherlands Manufacturing C.V.	Netherlands
Acushnet Netherlands Manufacturing B.V.	Netherlands
Acushnet Netherlands Services B.V.	Netherlands
Acushnet Titleist (Thailand) Limited	Thailand
Acushnet Europe Ltd.	United Kingdom
Acushnet France S.A.S.	France
Acushnet Danmark ApS	Denmark
Acushnet GmbH	Germany
Acushnet Nederland B.V.	Netherlands
Acushnet Osterreich GmbH	Austria
Acushnet South Africa (Pty.) Ltd.	South Africa
Acushnet Sverige Aktiebolag	Sweden
Acushnet Ireland Limited	Ireland
Acushnet Espana, S.L.U.	Spain